Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Medallion Financial Corp. on Form S-3 (filed on June 18, 2026) of our report dated March 7, 2024 on the consolidated financial statements of Medallion Financial Corp. and subsidiaries for the year ended December 31, 2023; which appears in the Annual Report on Form 10-K of Medallion Financial Corp. for the year ended December 31, 2025. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Mazars USA LLP

New York, New York

June 18, 2026